UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 22, 2013

FOSSIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

901 S. Central Expressway
Richardson, Texas	75080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 234-2525

FOSSIL, INC.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the annual meeting of stockholders (the “Annual Meeting”) of Fossil, Inc. (the “Company”) on May 22, 2013, the terms of Michael Steinberg and Donald J. Stone as members of the board of directors (the “Board”) of the Company expired, and Messrs. Steinberg and Stone were not nominated for re-election to the Board.  In order that they may continue to provide valuable service to the Company based upon their years of experience and knowledge of business and the Company’s affairs, and upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board has designated Messrs. Steinberg and Stone as Advisory Directors for a term of one year, expiring on the date of the 2014 annual meeting of stockholders of the Company.  As Advisory Directors, Messrs. Steinberg and Stone may be invited from time to time to attend and participate in regular and special meetings of the Board at the discretion of the Chairman of the Board, but will not be entitled to vote on any matter.

Messrs. Steinberg and Stone will be entitled to receive customary reimbursement for travel and related expenses, but will not otherwise be entitled to receive any compensation for their service as Advisory Directors.  The Company stock options that Messrs. Steinberg and Stone held on May 22, 2013 will continue to be exercisable as if they were still serving as members of the Board.  Pursuant to letter agreements executed with each of Messrs. Steinberg and Stone, they will not receive any future automatic director grants pursuant to the Company’s 2008 Long-Term Incentive Plan.  The letter agreements with Messrs. Steinberg and Stone are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 20, 2013, the Board approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation, as amended, to change the Company’s corporate name from “Fossil, Inc.” to “Fossil Group, Inc.” (the “Charter Amendment”) and recommended that it be submitted to the Company’s stockholders for approval.  The stockholders approved the Charter Amendment at the Annual Meeting, and a Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of Fossil, Inc. was filed with the Delaware Secretary of State on May 22, 2013.

On May 22, 2013, the Board approved the Fourth Amended and Restated Bylaws of the Company (the “New Bylaws”), which became effective immediately.

The foregoing descriptions of the Charter Amendment and the New Bylaws are qualified in their entirety by reference to the full text of the Charter Amendment and the New Bylaws, which are filed as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting on May 22, 2013 to (i) elect ten directors to the Board to serve for a term of one year or until their respective successors are elected and qualified (“Proposal 1”), (ii) hold an advisory vote on executive compensation (“Proposal 2”), (iii) ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2013 (“Proposal 3”), (iv) vote on an amendment to the Company’s certificate of incorporation to change its corporate name to Fossil Group, Inc. (“Proposal 4”), and (v) vote on a stockholder proposal regarding a report describing the Company’s supply chain standards related to environmental impacts (“Proposal 5”). For more information about the foregoing proposals, see the Company’s definitive proxy statement dated April 8, 2013.

The table below shows the final results of the voting at the Annual Meeting:

	Votes in Favor	Votes Withheld or Cast Against	Abstain	Broker Non- Votes
Proposal 1
Elaine Agather	50,916,897	141,309	—	2,209,797
Jeffrey N. Boyer	50,967,622	90,584	—	2,209,797
Kosta N. Kartsotis	49,791,851	1,266,355	—	2,209,797
Diane L. Neal	50,915,100	143,106	—	2,209,797
Thomas M. Nealon	50,960,242	97,964	—	2,209,797
Mark D. Quick	50,962,822	95,384	—	2,209,797
Elysia Holt Ragusa	50,759,365	298,841	—	2,209,797
Jal S. Shroff	50,933,045	125,161	—	2,209,797
James E. Skinner	50,967,779	90,427	—	2,209,797
James M. Zimmerman	50,962,629	95,577	—	2,209,797

Proposal 2	50,848,747	176,177	33,196	2,209,883

Proposal 3	52,599,737	646,104	22,160	—

Proposal 4	53,233,439	14,135	20,429	—

Proposal 5	11,365,829	27,774,210	11,918,167	2,209,797

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

3.1	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of Fossil, Inc.

3.2	Fourth Amended and Restated Bylaws of Fossil Group, Inc.

10.1

Letter Agreement Regarding Acceptance to Serve as an Advisory Director and Election to Decline Participation in the Fossil, Inc. 2008 Long-Term Incentive Plan, executed by Michael Steinberg on May 22, 2013.

10.2

Letter Agreement Regarding Acceptance to Serve as an Advisory Director and Election to Decline Participation in the Fossil, Inc. 2008 Long-Term Incentive Plan, executed by Donald J. Stone on May 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSSIL GROUP, INC.

Date: May 28, 2013	By:	/s/ Dennis R. Secor
	Name:	Dennis R. Secor
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of Fossil, Inc.
3.2	Fourth Amended and Restated Bylaws of Fossil Group, Inc.
10.1

Letter Agreement Regarding Acceptance to Serve as an Advisory Director and Election to Decline Participation in the Fossil, Inc. 2008 Long-Term Incentive Plan, executed by Michael Steinberg on May 22, 2013.

10.2

Letter Agreement Regarding Acceptance to Serve as an Advisory Director and Election to Decline Participation in the Fossil, Inc. 2008 Long-Term Incentive Plan, executed by Donald J. Stone on May 22, 2013.